Exhibit 99.1

www.angieslist.com

Angie’s List Reports Second Quarter 2013 Results

●	Second quarter revenues increased to $59.2 million, up 62% over the prior year quarter

●	Second quarter cash provided by operations of $4.3 million; cash provided by operations for the six months ended June 30, 2013 of $14.2 million

●	Cost per acquisition ("CPA") in the second quarter was $80, a decrease of 12% compared to the prior year period

INDIANAPOLIS – July 24, 2013 – Angie’s List, Inc. (NASDAQ: ANGI) announced today second quarter 2013 financial results for the quarter ended June 30, 2013.

“We are reporting record levels for memberships added, service provider revenue and total revenue, as well as continued efficiencies in our cost per member acquired,” said Angie’s List CEO Bill Oesterle. “We achieved these results while simultaneously improving our operating leverage and producing cash flow.”

Key Operating Metrics

Three months ended
	6/30/13	6/30/12	Change
Total paid memberships (end of period)	2,162,601	1,431,073	51%
Gross paid memberships added (in period)	347,342	305,151	14%
Marketing cost per paid membership acquisition (in period)	$80	$91	(12% )
First-year membership renewal rate (in period)	75%	75%	flat
Average membership renewal rate (in period)	78%	77%	1.0 pts
Participating service providers (end of period)	42,452	29,930	42%
Total service provider contract value (end of period, in thousands)	$165,566	$101,719	63%

Six months ended
	6/30/13	6/30/12	Change
Gross paid memberships added (in period)	622,238	520,492	(33% )
Marketing cost per paid membership acquisition (in period)	$77	$87	(11% )
First-year membership renewal rate (in period)	75%	75%	flat
Average membership renewal rate (in period)	77%	78%	(1.0) pts

Market Cohort Analysis

“We recorded very good performance from each of our cohorts in the second quarter,” continued Oesterle. “Each cohort recorded strong membership growth, higher penetration rates, and increasing average revenue per market and contribution.”

Cohort	# of Markets	Avg. Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Avg. Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate*	Annual Membership Growth Rate

Pre 2003	10	$5,529,609	$40.70	$112.26	$1,257,910	417,775	10.0%	37%
2003 - 2007	35	3,529,063	35.82	90.95	1,303,562	1,175,867	7.7%	52%
2008 - 2010	103	186,011	16.39	29.65	185,475	503,519	7.9%	53%
Post 2010	96	15,842	12.60	21.35	55,992	65,440	3.7%	**

Total	244					2,162,601

Cohort table presents financial and operational data for the twelve months ended 6/30/2013
* Demographic information used in penetration calculations is based on a third party study we commissioned in June, 2013
According to the study, the number of U.S. households in our demographic was 31 million.
** Not meaningful

Second Quarter Results

Second quarter 2013 total revenue was $59.2 million, an increase of 62 percent compared to $36.5 million in the prior year period. Membership revenue in the second quarter of 2013 was $15.9 million, an increase of 41 percent compared to the prior year period. Service provider revenue was the largest component of total revenue at $43.3 million and the fastest growing with a 72 percent growth rate year-over-year. Service provider revenue includes revenue from advertising contracts and fees from e-commerce transactions. Advertising revenue was $38.3 million in the second quarter of 2013, an increase of 76 percent compared to the prior year period and e-commerce revenue was $5.0 million, an increase of 44 percent year-over-year.

Marketing expense increased 1 percent, or $0.3 million, compared to the prior year period. Net loss was $14.3 million, with selling expense of $22.0 million and marketing expense of $28.0 million, compared to a net loss of $23.4 million with selling expense of $14.3 million and marketing expense of $27.6 million in the prior year period. Adjusted EBITDA loss, a non-GAAP financial measure, was $11.7 million, compared to a loss of $21.5 million in the prior year period.

“We achieved record results in our financial and operating metrics, highlighted by a 40 percent improvement in our operating leverage and continued cash generation,” said Chuck Hundt, Interim Chief Financial Officer. “Our second quarter financial results, along with our strong operating metrics, demonstrate that our strategy continues to deliver growth and gives us confidence as we continue to invest in acquiring new members and advertising service providers and develop innovative products.”

Business Outlook

The Company’s financial and operating expectations for the third quarter of 2013 are as follows:

●	Total revenue in the range of $65.5 million to $66.5 million.
●	Marketing expense in the range of $28.1 million to $29.1 million.

Conference Call Information

The company will host a conference call on July 24, 2013 at approximately 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 12308006 through July 30, 2013.

Live audio webcast of the presentation will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List helps consumers have happy transactions with local service professionals in more than 720 categories of service, ranging from home improvement to health care. More than 2 million subscribers across the U.S. share their consumer experiences and use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, the Angie’s List complaint resolution service and information about how to make the most of their home improvement projects.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than Angie’s List. Angie's List has provided a reconciliation of Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

Or

Tom Ward	Cheryl Reed
Investor Relations	Public Relations
317-808-4527	317-396-9134
tomw@angieslist.com	cherylr@angieslist.com

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2013	2012

Assets	(Unaudited)
Cash and cash equivalents	$45,844	$42,638
Restricted cash	50	50
Short term investments	20,400	10,460
Accounts receivable, net	10,569	7,787
Prepaid expenses and other current assets	17,362	19,810
Total current assets	94,225	80,745

Property and equipment, net	14,524	12,079
Goodwill	415	415
Amortizable intangible assets, net	2,103	2,356
Deferred financing fees, net	516	634
Total assets	$111,783	$96,229

Liabilities and stockholders’ equity (deficit)
Accounts payable	$9,506	$6,489
Accrued liabilities	28,276	14,058
Deferred membership revenue	33,494	27,627
Deferred advertising revenue	32,324	23,160
Total current liabilities	103,600	71,334

Long-term debt, including accrued interest	14,893	14,869
Deferred membership revenue, noncurrent	4,648	4,330
Deferred advertising revenue, noncurrent	342	214
Deferred income taxes	163	163
Total liabilities	123,646	90,910

Stockholders’ equity (deficit):
Common stock	67	66
Additional paid-in-capital	253,424	248,326
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(241,635)	(219,354)
Total stockholders’ equity (deficit)	(11,863)	5,319
Total liabilities and stockholders’ equity (deficit)	$111,783	$96,229

Angie’s List, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue
Membership	$15,911	$11,292	$30,548	$21,267
Service provider	43,304	25,212	80,838	46,331
Total revenue	59,215	36,504	111,386	67,598

Operating expenses
Operations and support	10,104	6,716	18,402	12,491
Selling	21,977	14,325	41,622	26,734
Marketing	27,959	27,622	47,681	45,228
Technology	6,812	4,191	12,407	7,318
General and administrative	6,218	6,580	12,598	11,751
Total Operating Expenses	73,070	59,434	132,710	103,522
Operating loss	(13,855)	(22,930)	(21,324)	(35,924)

Interest expense, net	464	457	927	913
Loss before income taxes	(14,319)	(23,387)	(22,251)	(36,837)
Income tax expense	15	--	30	--
Net loss	$(14,334)	$(23,387)	$(22,281)	$(36,837)

Net loss per common share – basic and diluted	$(0.25)	$(0.41)	$(0.38)	$(0.64)

Weighted average common shares outstanding – basic and diluted	58,150	57,372	58,050	57,168

Non-cash stock-based compensation
Operations and support	$17	$--	$33	$--
Selling	26	--	51	--
Technology	148	192	363	338
General and administrative	977	571	1,543	1,105
Total non-cash stock-based compensation	$1,168	$763	$1,990	$1,443

Reconciliation of adjusted EBITDA (loss) to net loss (Unaudited):
Net loss:	$(14,334)	$(23,387)	$(22,281)	$(36,837)
Income tax	15	--	30	--
Interest expense, net	464	457	927	913
Depreciation and amortization	982	690	1,824	1,219
Non-cash stock-based compensation	1,168	763	1,990	1,443
Adjusted EBITDA (loss)	$(11,705)	$(21,477)	$(17,510)	$(33,262)

Angie’s List, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Six Months Ended June 30,
	2013	2012
	(Unaudited)
Operating activities
Net loss	$(22,281)	$(36,837)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,824	1,219
Amortization of debt discount, deferred financing fees and bond premiums	302	137
Noncash compensation expense	1,990	1,443

Changes in certain assets:
Accounts receivable	(2,782)	(1,571)
Prepaid expenses and other current assets	2,448	(6,956)
Changes in certain liabilities:
Accounts payable	3,017	2,744
Accrued liabilities	14,218	12,761
Deferred advertising revenue	9,292	3,783
Deferred membership revenue	6,185	6,032
Net cash provided by (used in) operating activities	14,213	(17,245)

Investing activities
Restricted cash	--	250
Purchase of short-term investments, net	(10,100)	--
Property and equipment	(3,575)	(2,157)
Data acquisition costs	(441)	(1,564)
Net cash used in investing activities	(14,116)	(3,471)

Financing activities
Proceeds from common stock issuances under employee stock option plans	3,109	29
Sale of common stock, net of costs	--	8,627
Net cash provided by financing activities	3,109	8,656

Net increase (decrease) in cash and cash equivalents	3,206	(12,060)
Cash and cash equivalents at beginning of period	42,638	88,607
Cash and cash equivalents at end of period	$45,844	$76,547